Exhibit 10.2

FORM OF RETENTION BONUS AGREEMENT

THIS RETENTION BONUS AGREEMENT (the “Agreement”) is entered into as of October 31, 2019 (“Effective Date”), by and between Armstrong Flooring, Inc. (the “Company”) and ___________ (“Executive”)1.

The Board of Directors of the Company has determined that it is appropriate to provide retention awards to selected key executives whose continued service is particularly important to the welfare of the Company.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.    Eligibility for Retention Bonus. Subject to the terms of this Agreement, Executive shall receive a Retention Bonus, as defined below, if Executive remains an employee of the Company through each Retention Date, as defined below. The term “Company” shall include any subsidiary of Armstrong Flooring, Inc. that employs Executive.

2.    Amount of Retention Bonus. The Company shall pay Executive a retention bonus (the “Retention Bonus”) in the aggregate amount of $________,2 in two installments on the following dates (each a “Retention Date”), if Executive remains an employee of the Company through the applicable Retention Date:

(a)    $ [________]3in a lump sum cash payment on January 15, 2020 (“Tranche A”); and

(b)    $ 100,000 in a lump sum cash payment on October 1, 2020 (“Tranche B”).

3.    Termination of Employment.

(a)    If, before October 1, 2020, Executive voluntarily terminates employment with the Company or Executive’s employment is terminated for Cause, Executive shall repay Tranche A to the Company upon the termination date.

(b)    If Executive’s employment terminates for any reason before a Retention Date, the applicable Retention Bonus shall not be paid.

(c)    For purposes of this Agreement, “Cause” shall mean any of the following, as determined in the sole discretion of the Company: (i) commission of a felony or a crime involving moral turpitude; (ii) fraud, dishonesty, misrepresentation, theft or misappropriation of funds with respect to the Company; (iii) violation of the Company’s Code of Conduct or employment policies, as in effect from time to time; (iv) breach of any written noncompetition, confidentiality or non-solicitation covenant of Executive with respect to the Company; or (v) gross negligence or misconduct in the performance of Executive’s duties with the Company.

[1]	Form for Messrs. Bassett, Bingham, Flaharty, Hess and Parisi
[2]	$250,000 for Mr. Flaharty. $200,000 for Messrs. Bassett, Bingham, Hess and Parisi
[3]	$150,000 for Mr. Flaharty. $100,000 for Messrs. Bassett, Bingham, Hess and Parisi

4.    Restricted Stock Unit Grant. As an additional retention incentive, the Company will grant Executive a Restricted Stock Unit Grant for [____] shares45 on the terms and conditions set forth in the applicable grant agreement, pursuant to the terms of the Armstrong Flooring, Inc. 2016 Long-Term Incentive Plan. Commencing on the second anniversary of the grant date, the Restricted Stock Unit Grant will vest in equal annual installments over three years, subject to Executive’s continued employment with the Company.

5.    Tax Withholding. All payments under this Agreement will be subject to applicable federal, state and local tax withholding.

6.    No Employment Rights. This Agreement will not give Executive any right to continued employment with the Company.

7.    Creditors; Successors. None of the rights or benefits under this Agreement shall be subject to the claims of any of Executive’s creditors, and Executive shall not have the right to alienate, anticipate, pledge, encumber or assign any of the rights or benefits under this Agreement. Executive will in all respects be an unsecured creditor of the Company. This Agreement will be binding on Executive’s heirs, executors and administrators, and on the successors and assigns of the Company.

8.    Compliance With Law. This Agreement is intended to comply with the requirements of section 409A of the Internal Revenue Code or an exemption (specifically, the short-term deferral exemption of section 409A), and shall in all respects be administered in accordance with section 409A.    For purposes of section 409A, each payment is considered a separate payment.    In no event may the Executive, directly or indirectly, designate the calendar year of a payment.

9.    Termination and Amendment. This Agreement shall terminate immediately after the Retention Bonus is fully paid or after the Company determines that no Retention Bonus will be paid pursuant to the terms of this Agreement. This Agreement may be amended only by written agreement between the parties.

10.    Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of Delaware without giving effect to any conflict of laws provisions.

[signature page follows]

[4]	45,000 for Messrs. Bassett, Bingham, Hess and Parisi
[5]	60,000 for Mr. Flaharty

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

Armstrong Flooring, Inc.

Name: Michel Vermette
Title: President and Chief Executive Officer

Accepted:

Executive

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